Exhibit 99

      ENERGY
      EAST TM                                  CMP GROUP



FOR IMMEDIATE RELEASE


                        ENERGY EAST AND CMP GROUP COMBINE
                           IN $957 MILLION TRANSACTION

           Energy East Continues To Redeploy Cash From Asset Sales
                 To Expand In Northeast And Repurchase Shares

            ALBANY, N.Y., STAMFORD, CT, and AUGUSTA, Maine (June 15, 1999) - The boards of directors of Energy East Corporation [NYSE: NEG] and CMP Group, Inc. [NYSE: CTP] today announced that the companies have signed a definitive merger agreement under which Energy East will acquire all of the common stock of CMP Group for $29.50 per share in cash. The transaction has an equity market value of approximately $957 million based upon the approximately 32.4 million CMP Group common shares currently outstanding. Energy East will also assume approximately $271 million of CMP Group preferred stock and long-term debt. Upon completion of the transaction, CMP Group will become a wholly owned subsidiary of Energy East. The transaction will be accounted for as a purchase and is expected to be accretive to Energy East's earnings per share in the first full year after closing.

            CMP Group's principal subsidiary, Central Maine Power Company (CMP), serves more than 530,000 electric customers in an 11,000 square-mile service territory in central and southern Maine. This area contains more than three-quarters of the state's population, in addition to major commercial, manufacturing and recreational areas, including the cities of Portland, Maine's largest city, and Augusta, the state capital. Energy East, through its subsidiary, New York State Electric & Gas Corporation (NYSEG), provides energy services to nearly 820,000 electric customers and 240,000 natural gas customers in upstate New York.

            Wes von Schack, chairman, president and chief executive officer of Energy East, said, "This transaction is an important step for both companies. We will use our combined balance sheets and proceeds from the sales of generation assets to selectively grow our distribution businesses in the Northeast.

            "Energy East and CMP Group have a common vision for the future of our industry. We have chosen to focus on our core competencies -- the distribution of electricity and natural gas -- and we will leverage our combined skills and resources to grow our distribution businesses and improve efficiencies," continued Mr. von Schack.

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            David T. Flanagan, president and chief executive officer of CMP
Group, said, "We are pleased to announce this strategic merger with Energy East. Our partnership with a strong, dynamic company in our own region creates an entity of increased size and stature that is necessary for success in the new competitive marketplace. We are joining a company whose values and vision we share. Energy East has a service territory with similar characteristics to ours, as well as a record of providing outstanding customer service. We are delighted that our customers will continue to receive the same great service from the same Maine people at all hours in any weather. This merger provides benefits to all our stakeholders -- shareholders, customers and employees -- that were simply not attainable on a stand-alone basis."

            "Today is a defining moment for Energy East," said Mr. von Schack. "With this transaction and our previously announced combination with Connecticut Energy, Energy East is strategically positioned to be a leading energy distribution company in the Northeast."

            The transformation began in 1998 with an electric restructuring plan that lowered prices for NYSEG customers, aggressively promoted competition by allowing all of its customers to choose their electricity suppliers by August 1, 1999, and created the holding company, Energy East. Energy East determined that its future would be best served by focusing on the distribution of energy. The sale of coal-fired generation assets, which resulted in after-tax proceeds of $1.3 billion, eliminated all generation stranded costs, including nuclear stranded costs. With the cash proceeds from the sale of generation, the company stated that it would selectively grow its electric and natural gas distribution businesses.

            Energy East intends to finance the CMP Group transaction through a combination of debt and cash, which provides the company with significant financial flexibility. The transaction will have no effect on the company's previously announced share repurchase program. Energy East has repurchased nearly 10 million shares of common stock this year, bringing its total share repurchase since 1996 to approximately 27 million shares. Energy East currently has approximately 116 million shares outstanding.

            Under the agreement, David T. Flanagan will be chairman, president and chief executive officer of CMP Group and will become president of Energy East. Arthur W. Adelberg, executive vice president of CMP Group, will become senior vice president and chief financial officer of Energy East. Sara J. Burns will continue as president of Central Maine Power Company. Mr. Flanagan plus two other CMP Group directors to be mutually agreed upon will be named to the Energy East board of directors. As operating utilities -- CMP, as well as NYSEG and The Southern Connecticut Gas Company -- will continue to be headquartered in their respective locations and operate under their respective names. Energy East will also establish a corporate office in Portland, Maine.

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            "This combination is about growth and competition," said Mr. von
Schack. "CMP Group employees will benefit from being part of a company with the size and capabilities necessary to compete in the increasingly competitive energy industry. Together, we are now working with a greater pool of talent. The combination with CMP Group builds upon a successful working relationship through our natural gas joint venture in Maine. We know and respect CMP Group's management and look forward to working together to build a major new energy services company in the Northeast," Mr. von Schack concluded.

            The companies will seek to minimize workforce effects of the merger, primarily through a combination of program, including reduced hiring and attrition. All union contracts will be honored. In the future, the combined company will be seeking opportunities to create new jobs in the Northeast as the corporation expands its products and services to respond to customer needs.

            Central Maine Power Company has already proposed a rate reduction that will go into effect in March 2000, coincident with the implementation of retail competition in Maine. Following the merger, CMP anticipates being able to extend its commitment to rate stability beyond the year 2000.

            The merger is conditioned, among other things, upon the approvals of CMP Group shareholders and various regulatory agencies, including the Maine Public Utilities Commission, the Securities and Exchange Commission (SEC), the Federal Energy Regulatory Commission and the Nuclear Regulatory Commission. Energy East intends to register as a holding company with the SEC under the Public Utility Holding Company Act (PUHCA) of 1935. The companies anticipate that regulatory approvals can be obtained within a year.

            Goldman, Sachs & Co. acted as financial advisor to Energy East and Warburg Dillon Read LLC acted as financial advisor to CMP Group. Wachtell, Lipton, Rosen & Katz acted as legal counsel to Energy East and Thelen Reid & Priest LLP acted as legal counsel to CMP Group.

            CMP Group is a Maine holding company formed on September 1, 1998, with general offices in Augusta, Maine. Its principal holding, Central Maine Power Company (CMP), is a century-old electric utility that serves more than 530,000 retail customers in an 11,000 square-mile service territory in central and southern Maine. Besides its principal holding, CMP Group subsidiaries include Union Water-Power, property management, real estate, utility services, and energy-efficiency contracting; MaineCom, fiber-optic infrastructure; CNEX, consulting; and TeleSmart, accounts-receivable services. CMP Group's Internet address is www.cmpgroup.com.

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            Energy East is an energy delivery, products and services company doing business in New York, Massachusetts, Maine and New Hampshire. New York State Electric & Gas Corporation (NYSEG), a subsidiary, supplies, markets and delivers electricity and natural gas to over one million customers across more than 40% of upstate New York. On April 23, 1999, Energy East and Connecticut Energy Corporation announced their merger agreement. Connecticut Energy, through its wholly owned subsidiary, The Southern Connecticut Gas Company, delivers natural gas to 160,000 customers in 22 communities in southern Connecticut, including the cities of Bridgeport and New Haven.

                                    # # #

This press release contains forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934. The forward-looking statements are subject to various risks and uncertainties. Discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations may include factors that are beyond the company's ability to control or estimate precisely, such as estimates of future market conditions, the ability to realize cost savings and the terms associated with obtaining regulatory approvals. Other factors include, but are not limited to, weather conditions, economic conditions in the company's service territory, fluctuations in energy-related commodity prices, marketing efforts and other uncertainties. Other risk factors are detailed from time to time in the two companies' SEC reports.


CONTACTS FOR ENERGY EAST:               CONTACTS FOR CMP GROUP:
Media:      Dan Farley                  Media:      Mark Ishkanian
                  (203) 325-0690                          (207) 626-9534

Investors:  Thorn Dickinson             Investors:  Clark Irwin
                  (607) 347-2561                          (207) 622-6397